UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Vestin Fund II, LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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On or about February 15, 2006, Vestin Fund II, LLC (“Fund II”) mailed the attached letter to unitholders of Fund II regarding the proposal to convert Fund II into a real estate investment trust.

February 14, 2006

Dear Fund II Unit Holder:

Recently, you have received several letters from Vestin Fund II unit holders who are against the proposal to convert Vestin Fund II into a Real Estate Investment Trust, commonly referred to as a REIT. We respect each unit holder’s right to express his or her opinion; however, it is important that such letters contain information supported by facts.

First and foremost, you will continue to receive distributions after the REIT conversion is completed. We currently intend to make distributions quarterly. Further, in order to comply with the REIT statutes, at least 90% of the REIT’s net income generally must be distributed annually.

Second, we have applied to list the REIT shares on the Nasdaq National Market because listing of the shares on Nasdaq or a national securities exchange is a condition to complete the REIT conversion. The letters attempt to persuade you to believe that once the shares start trading, the price that the shares will trade at will be significantly below the net asset value. There is no way to predict the market price once the shares start trading; however, the conversion to the REIT will not affect the net asset value.

Finally, dissenters rights are not applicable under Nevada Revised Statutes Chapter 92A to this conversion. Each unit holder’s rights are governed strictly by the terms of the Operating Agreement, which do not provide for dissenters rights in the conversion.

We urge you to fully read the proxy statement in making your decision on how to cast your vote and determine the facts for yourself. Management recommends a “Yes” vote for the conversion. If you have questions, or need another copy of the definitive proxy statement/prospectus, or you need another proxy card please call 1-888-232-7612 immediately. The proxy statement/prospectus is also available free of charge on the SEC website at www.sec.gov.

Sincerely
/s/ Mike Shustek
Mike Shustek